UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2007

GREEN BANKSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee

0-14289

62-1222567

(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.

100 North Main Street
Greeneville, Tennessee		37743-4992
(Address of Principal Executive Offices)		(Zip Code)

(423) 639-5111

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2007, Green Bankshares, Inc. (the “Company”) entered into an employment agreement with each of R. Stan Puckett and Kenneth R. Vaught, the Company’s chief executive officer and president, respectively (the “Employment Agreements”), which agreements replace the existing employment agreements with each of these individuals.  Pursuant to the terms of the Employment Agreements, the Company has agreed to employ Mr. Puckett and Mr. Vaught as the chief executive officer and president, respectively, of the Company for a three-year term ending December 31, 2010,  Pursuant to the terms of the Employment Agreements, each employee’s term may be extended for additional three-year periods if the Company or the employee fails to notify the other of an intent to terminate the Employment Agreement upon not less than 90 days’ notice prior to the end of the then current term.  Under the terms of the Employment Agreements, Mr. Puckett and Mr. Vaught will be entitled to a base salary of $278,250 and $237,000, respectively, as well as director fees for service on the Company’s and its subsidiaries’ boards of directors, life insurance, participation in Company-sponsored benefit plans, including equity-based plans and cash incentive plans, and other fringe benefits.

                                                                                                The Company may terminate Mr. Puckett’s or Mr. Vaught’s employment immediately for cause (as defined in the Employment Agreements), in which event the Company shall have no further obligations to pay Mr. Puckett or Mr. Vaught, as the case may be, for his services, except for any accrued and unpaid salary through the termination date.  The Company may also terminate the employment of Mr. Puckett or Mr. Vaught, as the case may be, without cause, in which case the Company shall pay to Mr. Puckett or Mr. Vaught, not earlier than six (6) months following the date of termination, a lump sum payment equal to the sum of one year of such employee’s base salary plus an amount that is the average of the employee’s previous two years’ bonus.  Mr. Puckett or Mr. Vaught may each also terminate his employment under the Employment Agreements voluntarily on not less than 60 days’ notice.

Under the terms of the Employment Agreements, if within 18 months following a change in control (as defined in the Employment Agreements) the Company or its successor terminates Mr. Puckett or Mr. Vaught, as the case may be, without cause (as defined in the Employment Agreements) or Mr. Puckett or Mr. Vaught voluntarily resigns following a change in position, a reduction in title or a significant reduction in the duties which he is to perform for the Company or its successor, then the Company or its successor shall pay to Mr. Puckett or Mr. Vaught, as the case may be, a lump sum payment equal to 2.99 times Mr. Puckett’s or Mr. Vaught’s annual base salary and bonus for the year immediately preceding termination.  This payment shall be made no earlier than six months’ following the date of termination.  If payments to Mr. Puckett or Mr. Vaught following a change in control would create an excise tax for the employee under the excess parachute rules of Section 4999 of the Internal Revenue Code, the Company is required to pay to the employee the amount of such excise tax and all federal and state income or other taxes with respect to any such additional amounts (the “Gross-Up Amount”) and such additional amount as is necessary to offset any tax liability of the employee as a result of the Gross-Up Amount.

                                                                                                The description of the Employment Agreements set forth above is qualified in its entirety be reference to the Employment Agreements, copies of which are filed herewith as Exhibit 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement by and between Green Bankshares, Inc. and R. Stan Puckett dated as of December 31, 2007.

10.2	Employment Agreement by and between Green Bankshares, Inc. and Kenneth R. Vaught dated as of December 31, 2007.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BANKSHARES, INC.

By:	/s/ James E. Adams

Name:	James E. Adams

Title:	Executive Vice President and Chief Financial
Officer

Date:   January 7, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between Green Bankshares, Inc. and R. Stan Puckett dated as of December 31, 2007.

10.2	Employment Agreement by and between Green Bankshares, Inc. and Kenneth R.Vaught dated as of December 31, 2007.